================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          WENDY'S INTERNATIONAL, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

--------------------------------------------------------------------------------

PROXY STATEMENT

WENDY'S
INTERNATIONAL,
INC.

LOGO

                      1998 ANNUAL MEETING OF SHAREHOLDERS

     CONTENTS

     Notice of Annual Meeting of Shareholders
  1  Proxy Statement
  1  Voting Securities and Principal Holders Thereof
  4  Election of Directors
  6  Committees of Directors
  8  Compensation of Management
  8  Summary Compensation Table
  9  Options Granted in Last Fiscal Year
 10  Aggregated Option Exercises in Last Fiscal Year and Fiscal
       Year-End Option Values
 11  Report of the Compensation Committee on Executive
       Compensation
 14  Comparison of Five-Year Total Return For Wendy's
       International, Inc.,
       the Peer Group Index and the S&P 500 Index
 15  Executive Agreements
 17  Certain Transactions Involving Management
 18  Selection of Independent Public Accountants
 19  Other Matters
     Map to Wendy's Annual Meeting

WENDY'S INTERNATIONAL, INC.
P.O. Box 256
Dublin, Ohio 43017-0256

--------------------------------------------------------------------------------
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Wendy's International, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of Wendy's International, Inc. (the "Company") will be held at the Aladdin Shrine Temple, 3850 Stelzer Road, Columbus, Ohio 43219, on Wednesday, April 29, 1998, at 10:00 a.m., local time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

     1. To elect five Directors, each for a term of three years.

     2. To ratify the selection of Coopers & Lybrand L.L.P. as the independent public accountants of the Company for the current year.

     3. To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on March 2, 1998 are entitled to notice of and to vote at the Annual Meeting of Shareholders.

--------------------------------------------------------------------------------
YOUR VOTE IS IMPORTANT

You are urged to date, sign and promptly return the enclosed Proxy so that your shares may be voted in accordance with your wishes and so that the presence of a quorum may be assured. The prompt return of your signed Proxy, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional Proxy solicitation. The giving of such Proxy does not affect your right to vote in person in the event you attend the meeting. You are cordially invited to attend the meeting, and we request that you indicate your plans in this respect in the space provided on the enclosed form of Proxy.

                                                  /s/ Frederick R. Reed
                                                   FREDERICK R. REED
                                                       Secretary

Dublin, Ohio
March 6, 1998

WENDY'S INTERNATIONAL, INC.
P.O. Box 256
Dublin, Ohio 43017-0256
(614) 764-3100

--------------------------------------------------------------------------------
PROXY STATEMENT

The enclosed Proxy, for use at the Annual Meeting of Shareholders to be held on Wednesday, April 29, 1998, and any adjournments thereof, is being solicited on behalf of the Board of Directors of the Company. Without affecting any vote previously taken, the Proxy may be revoked by the shareholder by giving notice of revocation to the Company in writing or in open meeting. Unless otherwise specified, all properly executed Proxies received by the Board of Directors will be voted "FOR" the election as Directors of the nominees listed below under "ELECTION OF DIRECTORS" and "FOR" the ratification of the selection of independent public accountants.

Solicitation of Proxies may be made by mail, personal interview, telephone and telegraph by Officers, Directors and regular employees of the Company. In addition, the Company has retained, at an estimated cost of $10,000 plus reasonable expenses, Georgeson & Co., a firm specializing in proxy solicitation. All costs of solicitation will be borne by the Company. This Proxy Statement, including the Notice of Meeting, was first mailed to shareholders on March 11, 1998.

--------------------------------------------------------------------------------
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

VOTING RIGHTS

The total number of outstanding shares entitled to vote at the meeting is 132,259,807 and only shareholders of record at the close of business on March 2, 1998, are entitled to notice of and to vote at said meeting or any adjournments thereof. Each shareholder is entitled to one vote for each share held and has cumulative voting rights in the election of Directors. A shareholder wishing to exercise cumulative voting must so notify the President, a Vice President or the Secretary of the Company in writing not less than 48 hours before the meeting. If cumulative voting is requested and if an announcement of such request is made upon the convening of the meeting by the Chairman or Secretary or by or on behalf of the shareholder requesting cumulative voting, each shareholder will have a number of votes equal to the number of Directors to be elected multiplied by the number of shares owned by such shareholder and will be entitled to distribute his votes among the nominees as the shareholder sees fit. If cumulative voting is requested, as described above, the enclosed Proxy would grant discretionary authority to the Proxies named therein to cumulate votes and to distribute the votes among the candidates.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information (based upon filings with the Securities and Exchange Commission) with respect to the persons known to the Company to own beneficially more than five percent of the outstanding common shares of the Company as of March 2, 1998:

                        (2) NAME AND               (3) AMOUNT AND
(1) TITLE OF             ADDRESS OF             NATURE OF BENEFICIAL
    CLASS             BENEFICIAL OWNER              OWNERSHIP(A)         (4) PERCENT OF CLASS
------------          ----------------          --------------------     --------------------
Common shares  Ronald V. Joyce                       16,475,418                  12.5%
               10 Blue Ridge Mountain Estates
               Calgary, Alberta T2M 4N4
               Canada
Common shares  FMR Corp.                             10,000,494(b)                7.6%
               82 Devonshire Street
               Boston, Massachusetts 02109

---------
(a) Includes options exercisable within 60 days following March 2, 1998.

(b) Fidelity Management and Research Company ("Fidelity"), a subsidiary of FMR Corp., is the beneficial owner of 9,741,924 common shares as the result of acting as investment advisor to various investment companies (the "Fidelity Funds") registered under Section 8 of the Investment Company Act of 1940. Included in that amount are 132,524 common shares resulting from the assumed conversion of $2.50 Term Convertible Securities, Series A, of Wendy's Financing I beneficially owned by the Fidelity Funds. Edward C. Johnson 3d (Chairman of FMR Corp.), FMR Corp., through its control of Fidelity, and the Fidelity Funds each have sole power to dispose of the 9,741,924 common shares. Neither FMR Corp. nor Edward C. Johnson 3d, has the sole power to vote or direct the voting of the common shares owned directly by the Fidelity Funds. The sole power to vote or direct the voting of the common shares owned directly by the Fidelity Funds resides with the Board of Trustees of such funds.

    Fidelity Management Trust Company, a subsidiary of FMR Corp., is the beneficial owner of 258,570 common shares as the result of its serving as investment manager of institutional accounts. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 258,570 common shares, sole power to vote or to direct the voting of 95,670 common shares, and no power to vote or direct the voting of 162,900 common shares owned by the institutional accounts.

    Members of the Edward C. Johnson 3d family and trusts for their benefit are the predominant owners of Class B shares of the common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson 3d owns 12.0% and Abigail P. Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson 3d is Chairman of FMR Corp. and Abigail P. Johnson is a director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of March 2, 1998, certain information with respect to the Company's common shares owned beneficially by each Director, by each nominee for election as a Director of the Company, by the Executive Officers named in the Summary Compensation Table set forth on page 8 of this Proxy Statement and by all Directors and Executive Officers as a group:

                                                               (3) AMOUNT AND
                                                            NATURE OF BENEFICIAL
   (1) TITLE OF CLASS      (2) NAME OF BENEFICIAL OWNER       OWNERSHIP (a)(b)       (4) PERCENT OF CLASS
   ------------------      ----------------------------     --------------------     --------------------
(All of these are         R. David Thomas                         5,735,615                   4.3%
common shares.)           Ronald V. Joyce                        16,475,418                  12.5%
                          Gordon F. Teter                           355,529                    .3%
                          Frederick R. Reed                          28,825                    --
                          Ronald E. Musick                          255,362                    .2%
                          Paul D. House                              59,767                    --
                          W. Clay Hamner                              1,786                    --
                          Ernest S. Hayeck                            2,150                    --
                          Janet Hill                                  2,850                    --
                          Thomas F. Keller                            2,619                    --
                          True H. Knowles                             1,000                    --
                          Andrew G. McCaughey                         3,000                    --
                          Fielden B. Nutter, Sr.                     40,097                    --
                          James V. Pickett                           51,356                    --
                          Thekla R. Shackelford                      15,784                    --
                          Charles W. Rath                            76,943                    --
                          John W. Wright                             68,766                    --
                          All Directors and                      23,798,709                  18.0%
                          Executive Officers as a group
                          (27 persons)

---------
(a) The amounts reflected in this table include common shares in which there is shared voting and investment power.

(b) Includes options exercisable within 60 days following March 2, 1998.

The information with respect to beneficial ownership is based upon information furnished by each Director, nominee or Executive Officer, or information contained in filings made with the Securities and Exchange Commission.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and Executive Officers to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. The Company assists its Directors and Executive Officers in completing and filing those reports. The Company believes that during the last completed fiscal year all filing requirements applicable to its Directors and Executive Officers were complied with except that one report, disclosing one gift transaction, was filed late by the Company on behalf of Mr. Musick. The late filing was due to an inadvertent delay by the Company in furnishing the necessary report and other assistance to Mr. Musick.

--------------------------------------------------------------------------------
ELECTION OF DIRECTORS

The Board of Directors has designated the following nominees for election as Directors of the Company with their terms to expire in 2001:

                                                                            DIRECTOR
DIRECTORS AND THEIR PRINCIPAL OCCUPATIONS                        AGE         SINCE
-----------------------------------------                        ---        --------
R. David Thomas..........................................        65           1969
  Senior Chairman of the Board and Founder
Ernest S. Hayeck (1).....................................        73           1993
  Retired Judge, Trial Court of Massachusetts
Janet Hill (1)(2)........................................        50           1994
  Vice President, Alexander & Associates, Inc.
  Washington, D.C.
True H. Knowles (1)(2)...................................        60           1997
  Retired President and Chief Operating Officer, Dr
  Pepper Company, and Retired Executive Vice President Dr
  Pepper/Seven-Up Companies, Inc. Dallas, Texas
Paul D. House (1)........................................        54           1998
  President and Chief Operating Officer, The TDL Group
  Ltd. Oakville, Ontario, Canada

The following Directors will continue to serve after the 1998 Annual Meeting:

TERMS EXPIRING IN 1999
----------------------
Thekla R. Shackelford (2)................................        63           1984
  Owner/President, School Selection Consulting Columbus,
  Ohio
Ronald E. Musick.........................................        57           1987(3)
  Executive Vice President
W. Clay Hamner (1).......................................        52           1987
  Chairman and Chief Executive Officer, Montrose Capital
  Corporation Durham, North Carolina
Gordon F. Teter (1)......................................        54           1990
  Chairman of the Board, Chief Executive Officer and
  President
Frederick R. Reed (1)....................................        49           1995
  Chief Financial Officer, General Counsel and Secretary

TERMS EXPIRING IN 2000
----------------------
Fielden B. Nutter, Sr. (1)...............................        73           1980
  President, F.B. Nutter Leasing Co. Pompano Beach,
  Florida
James V. Pickett (1)(2)..................................        56           1982
  Chairman, The Pickett Companies; Vice Chairman, Banc
  One Capital Corporation Dublin, Ohio
Thomas F. Keller (1)(2)..................................        66           1991
  R.J. Reynolds Professor of Business Administration,
  Fuqua School of Business, Duke University Durham, North
  Carolina
Ronald V. Joyce (1)......................................        67           1996
  Senior Chairman and Co-Founder, The TDL Group Ltd.
  Oakville, Ontario, Canada
Andrew G. McCaughey (1)(2)...............................        75           1997
  Former Chairman and Chief Executive Officer, Scott's
  Hospitality Inc. Toronto, Ontario, Canada

---------
(1) Judge Hayeck was a Trial Court Justice for the State of Massachusetts, from January 27, 1970 until he retired on January 26, 1993. Judge Hayeck was awarded the American Bar Association Franklin N. Flaschner Judicial Award in 1992. He is also a faculty member of the National Judicial College. He became a Director of the Company on February 8, 1993.

    Mrs. Hill provides corporate planning, advice and analysis to directors, executives and managers in the areas of human resource planning, corporate responsibility, corporate communications and government consultation. Alexander & Associates, Inc. is a corporate consulting firm.

    Mr. Knowles was President and Chief Operating Officer of the Dr Pepper Company and Executive Vice President of Dr Pepper/Seven-Up Companies, Inc., from January, 1992 until he retired in June, 1995.

    Mr. House has been the Chief Operating Officer of The TDL Group Ltd. since January, 1992. He assumed his current position on December 29, 1995. The TDL Group Ltd. franchises and operates Tim Hortons restaurants.

    Montrose Capital Corporation is a private investment company. Mr. Hamner was also Chairman of The Pantry, Inc. from July 11, 1994 until August 19, 1996. The Pantry, Inc. is a convenience store chain.

    Mr. Teter became President and Chief Operating Officer of the Company on February 18, 1991. He added the title of Chief Executive Officer on January 1, 1995. He assumed his current position with the Company on February 19, 1997.

    Mr. Reed was a partner of Vorys, Sater, Seymour and Pease LLP from January 1, 1980 to August 31, 1996. He was Executive Vice President, General Counsel and Secretary of the Company from September 3, 1996 to April 1, 1997, at which time he assumed his current position.

    Mr. Nutter was also Chairman and Chief Executive Officer of Kare Electronics, Inc. from December, 1988 until June 1, 1993, when that company was dissolved. He was Chairman and Chief Executive Officer of John Henry Rock Drills, Inc. from September 1, 1993 to March 31, 1997. F.B. Nutter Leasing Co. is a real estate leasing and management company. Kare Electronics, Inc. distributed electronic monitoring devices. John Henry Rock Drills, Inc. manufactured hydraulic rock drills.

    Mr. Pickett has served as President and Chief Executive Officer of various companies generally known as The Pickett Companies since 1969. The Pickett Companies are involved in real estate development, ownership and management. Mr. Pickett became the Managing Director of the real estate investment group of Banc One Capital Corporation on February 1, 1993. He became Vice Chairman of Banc One Capital Corporation on January 1, 1997.

    Mr. Keller was also Dean of the Fuqua School of Business at Duke University until he retired from that position on May 31, 1996.

    Mr. Joyce was Chairman and Chief Executive Officer of The TDL Group Ltd. until December 29, 1995, when that company became an indirect subsidiary of the Company.

    Mr. McCaughey was Chairman and Chief Executive Officer of Scott's Hospitality Inc. from April 30, 1989 to September 3, 1992. Scott's Hospitality Inc. operated restaurants and hotels, and was also involved with the school bus and retail photography industries. Scott's Hospitality Inc. had been a Canadian franchisee operating both Wendy's and Tim Hortons restaurants since 1987. The successor company to Scott's Hospitality Inc. presently operates 11 franchised Wendy's and 17 franchised Tim Hortons restaurants.

    Each of the other Directors has had the same principal occupation and employer during the past five years as set forth in this table.

(2) Mrs. Hill serves as a director of The Progressive Corporation, First Union Bank of Virginia, Maryland and D.C. and Dean Foods Company; Mr. Knowles serves as a director of Cott Corporation; Mrs. Shackelford serves as a director of Banc One Corporation and Fiserv Inc.; Mr. Pickett serves as a director of Metatec Corporation and Karrington Health, Inc.; Mr. Keller serves as a director of Ladd Furniture Company, Hatteras Income Securities, Inc., Nations Funds, Inc., Nations Fund Trust, Nations Government Income Term Trust 2003, Inc., Nations Government Income Term Trust 2004, Inc., Nations Balanced Target Maturity Fund Inc., Mentor Funds Trust, DIMON International, American Business Products and Biogen Inc.; and Mr. McCaughey serves as a director of Toromont Industries Ltd.

(3) Mr. Musick was a Director of the Company from 1970 to 1981.

Unless otherwise directed, the persons named in the Proxy will vote the Proxies for the election of Mr. Thomas, Judge Hayeck, Mrs. Hill, Mr. Knowles and Mr. House as Directors of the Company, each to serve for a term of three years and until their successors are elected and qualified. While it is contemplated that all nominees will stand for election, in the event any person nominated fails to stand for election, the Proxies will be voted for such other person or persons as may be designated by the Directors. Management has no reason to believe that any of the above-mentioned persons will not stand for election or serve as a Director.

Under Ohio law and the Company's Regulations, the five nominees receiving the greatest number of votes will be elected as Directors. Shares as to which the authority to vote is withheld and broker non-votes are not counted toward the election of Directors or toward the election of the individual nominees specified on the Proxy.

--------------------------------------------------------------------------------
COMMITTEES OF DIRECTORS

A total of six meetings of the Board of Directors of the Company were held during 1997. No Director attended less than 75 percent of the aggregate of (1) the total number of meetings of the Board of Directors, and (2) the total number of meetings held by all committees of the Board of Directors on which that Director served during the period each served as a Director.

The Board of Directors has an Audit Committee, a Board Membership Committee and a Compensation Committee.

The members of the Audit Committee are Messrs. Keller (Chairman), Hayeck, Hamner, McCaughey and Pickett. The Committee met four times during 1997. Its function is to review the accounting and financial reporting practices of the Company and the adequacy of the Company's system of internal control, to review the scope and adequacy of internal audit activities and the work of the Company's independent public accountants, and to recommend to the Directors a firm of accountants to serve as the Company's independent public accountants.

The members of the Board Membership Committee are Messrs. Pickett (Chairman), Hamner, Reed, Thomas and Mrs. Shackelford. The Committee met twice during 1997. Its function is to recommend candidates for membership to the Board of Directors. The Board Membership Committee will consider nominees recommended by shareholders for the 1999 Annual Meeting of Shareholders, provided that the names of such nominees are submitted in writing, not later than November 11, 1998, to James V. Pickett, P. O. Box 256, Dublin, Ohio 43017-0256. Each such submission must include a statement of the qualifications of the nominee, a consent signed by the nominee evidencing a willingness to serve as a Director, if elected, and a commitment by the nominee to meet personally with the Committee members.

The members of the Compensation Committee are Messrs. Nutter (Chairman), Knowles, Mrs. Shackelford and Mrs. Hill. The Compensation Committee met four times during 1997. The Compensation Committee's function is to examine the levels and methods of compensation employed by the Company with respect to the individuals named or to be named in the Company's proxy statement, to review and evaluate alternative and additional compensation programs for these individuals, and to make recommendations to the Board of Directors on such matters. The Compensation Committee has the authority to make all decisions regarding the individuals to whom options are to be granted under the Company's stock option plans, and the timing, pricing, number of options to be granted and the other terms of such grants (the Compensation Committee does not have the authority to amend the terms of the stock option plans or to adopt new stock option plans). In addition, the Compensation Committee has the authority to adopt one or more cash bonus plans which will qualify compensation paid thereunder as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and to implement and administer such plans. In addition to the three committees set forth above, the Board of Directors has an Executive Committee and a Finance Committee.

Directors who are not employees of the Company or its subsidiaries are paid $7,000 quarterly, plus $1,500 for each Board meeting and $1,000 for each qualified committee meeting attended, including telephonic meetings, for all services, plus expenses. If more than one qualified meeting is held on the same day, a separate fee is paid for each such meeting. Meetings of the Audit and Compensation Committees are qualified meetings, together with meetings of any special committees established from time to time.

Directors who are not employees of the Company or its subsidiaries also receive grants of stock options under Part II of the Company's 1990 Stock Option Plan. Each Director who is not an employee of the Company receives an annual grant of options to purchase 2,500 common shares. The option exercise price is 100% of the fair market value of the Company's common shares on the date of grant. Options are granted on the date on which the regularly scheduled Board meeting is held during the Company's third fiscal quarter. Each option is granted for a period of 10 years. 25% of the options granted each year become exercisable on each of the first four anniversaries of the grant date for such options.

--------------------------------------------------------------------------------
COMPENSATION OF MANAGEMENT

The following table summarizes compensation awarded or paid to, or earned by, each of the named Executive Officers during each of the Company's last three fiscal years.

                                   SUMMARY COMPENSATION TABLE
                                                                   LONG-TERM
                                        ANNUAL COMPENSATION      COMPENSATION
                                       ----------------------    ------------
           NAME AND                                               SECURITIES         ALL OTHER
           PRINCIPAL                     SALARY                   UNDERLYING        COMPENSATION
           POSITION              YEAR    ($)(1)     BONUS ($)     OPTIONS (#)          ($)(2)
           ---------             ----  ----------   ---------  -----------------   --------------
Gordon F. Teter,                 1997   786,692     1,141,866       181,061           682,384
Chairman of the Board,           1996   680,854     1,364,545       181,506           504,817
Chief Executive Officer          1995   571,385       963,113       208,555           257,362
and President (3)

R. David Thomas,                 1997   868,813(4)    570,933       103,840            78,363
Senior Chairman of the           1996   790,341(4)    682,273       105,638           105,258
Board and Founder                1995   805,671(4)    481,556       109,535            72,328

Frederick R. Reed,               1997   313,673       376,849        50,315            41,933
Chief Financial                  1996   121,385       104,333       101,100               860
Officer, General                 1995    27,000             0         1,100                 0
Counsel and Secretary (5)

Charles W. Rath,                 1997   319,154       329,244        32,252           154,606
Executive Vice President         1996   292,092       312,615        33,358           151,842
                                 1995   277,231       318,761        36,434           130,870

John W. Wright,                  1997   283,048       292,649        32,104            69,042
Former President and             1996   257,709       309,456        33,135            64,536
Chief Operating                  1995   245,432       312,920        35,978            28,382
Officer, International Division
(6)

---------
(1) 1997 salary included 27 biweekly pay periods. 1996 and 1995 each contained 26 biweekly pay periods.

(2) The amounts shown in this column for each named Executive Officer consist of
    (i) aggregate contributions or other allocations to the Company's Profit Sharing and Savings Plan of $2,224, $2,277 and $2,288 made in 1997, 1996 and 1995, respectively (except that Mr. Wright did not receive contributions or allocations under this Plan in 1995, and Mr. Reed did not receive contributions or allocations in any year); and (ii) executive health insurance premiums paid by the Company for coverage for the named Executive Officers, and the amount allocated to the account of each of the named Executive Officers under the Company's Supplemental Executive Retirement Plan ("SERP"), as follows:

                       HEALTH INSURANCE PREMIUMS             SERP ALLOCATIONS
                     ------------------------------   ------------------------------
       NAME            1997       1996       1995       1997       1996       1995
       ----            ----       ----       ----       ----       ----       ----
Mr. Teter..........   $3,173     $2,579     $2,396    $384,227   $280,143   $124,003
Mr. Thomas.........   $5,229     $4,251     $3,948    $ 70,910   $ 78,730   $ 66,092
Mr. Reed...........   $3,173     $  860     $    0    $ 38,760   $      0   $      0
Mr. Rath...........   $3,173     $2,579     $2,396    $149,209   $146,986   $126,186
Mr. Wright.........   $3,173     $2,579     $2,396    $ 63,645   $ 59,680   $ 25,986

    In addition, the amount shown in this column for Mr. Thomas in 1996 includes a $20,000 allocation under a Deferred Compensation Agreement between the Company and Mr. Thomas; and the amounts shown in this column for Mr. Teter includes allocations of $292,760, $219,818 and $128,675 for 1997, 1996 and
    1995, respectively, under an Agreement between the Company and Mr. Teter (which is described beginning on page 16).

(3) Mr. Teter was President, Chief Executive Officer and Chief Operating Officer until February 19, 1997.

(4) The amounts shown in this column for Mr. Thomas include payments made to Mr. Thomas for services rendered as the principal spokesman in the Company's television and radio commercials (the "Advertising Payments") in the amounts of $261,659, $230,341 and $251,209 in 1997, 1996 and 1995, respectively. Mr.
    Thomas was paid for these services at the minimum rate permitted by applicable union contract provisions. The Advertising Payments were not acted on by the Compensation Committee since they were not made for services rendered by Mr. Thomas in his capacity as an Executive Officer. The Advertising Payments are therefore not included in the compensation data set forth in the section of this Proxy Statement entitled "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION" (which begins on page 11).

(5) Mr. Reed has been a director of the Company since February 23, 1995. He became Executive Vice President, General Counsel and Secretary of the Company on September 3, 1996. He assumed his current position on April 1, 1997. Amounts shown for Mr. Reed include compensation paid to Mr. Reed as an outside director prior to becoming an officer.

(6) Mr. Wright was President--International Division until February 19, 1997. He resigned from the Company on January 26, 1998.

The following table sets forth information concerning individual grants of stock options made during the last fiscal year to each of the named Executive Officers.

                                OPTIONS GRANTED IN LAST FISCAL YEAR
                                         INDIVIDUAL GRANTS
---------------------------------------------------------------------------------------------------
                                          NUMBER OF       % OF TOTAL
                                         SECURITIES        OPTIONS
                                         UNDERLYING       GRANTED TO                                   GRANT DATE
                                       OPTIONS GRANTED   EMPLOYEES IN   EXERCISE PRICE   EXPIRATION   PRESENT VALUE
                NAME                       (#)(1)        FISCAL YEAR     ($/SHARE)(2)       DATE          $(3)
                ----                   ---------------   ------------   --------------   ----------   -------------
Gordon F. Teter......................      181,061           8.1%           $27.125       7/29/07      $1,405,414
R. David Thomas......................      103,840           4.6%           $27.125       7/29/07      $  806,016
Frederick R. Reed....................       50,315           2.2%           $27.125       7/29/07      $  390,550
Charles W. Rath......................       32,252           1.4%           $27.125       7/29/07      $  250,343
John W. Wright.......................       32,104           1.4%           $27.125       7/29/07      $  249,194

---------
(1) 25% of the options listed in this column become exercisable on July 30, 1998. An additional 25% becomes exercisable on each successive July 30. These exercise dates may be accelerated if the Company is involved in certain change-in-control transactions as specified in the Company's various stock option plans. If the Executive Officer's employment is terminated for any reason other than death, disability or retirement, the options will be canceled as of the date of such termination. If the Executive Officer's employment is terminated by reason of his death or disability, the options will become immediately exercisable and may be exercised at any time during the 12-month period after his death or date of becoming disabled, subject to the stated term of the options. If the Executive Officer's employment is terminated by reason of his retirement, the options may be exercised during the 48-month period after the retirement date, subject to the stated term of the options.

(2) The exercise price is the mean of the high and low prices at which common shares of the Company are traded on the New York Stock Exchange on the date of grant.

(3) All values shown are pre-tax. Values shown were calculated using the Black-Scholes option pricing model and the following assumptions: expected volatility .281; risk-free rate of return 5.83%; dividend yield 1.11%; and an expected time of exercise of four years. No adjustments were made for the non-transferability of the options or for the risk of forfeiture. The Company is not aware of any model which will determine with reasonable accuracy a present value based on future unknown or volatile factors. No gain to the optionees is possible without an increase in the market price of the Company's common shares above the market price on the date of grant. If such increase occurs, all shareholders will benefit commensurately. If no increase in the market price occurs, optionees will realize no value from stock options.

The following table sets forth information regarding each individual exercise of stock options made during the last fiscal year by each of the named Executive Officers.

                                               AGGREGATED OPTION EXERCISES
                                                   IN LAST FISCAL YEAR
                                            AND FISCAL YEAR-END OPTION VALUES
                                                                                                        VALUE OF
                                                                          NUMBER OF                    UNEXERCISED
                                                                    SECURITIES UNDERLYING         IN-THE-MONEY OPTIONS
                                                                     UNEXERCISED OPTIONS           AT FISCAL YEAR-END
                                                                   AT FISCAL YEAR-END (#)               ($)(1)(2)
                           SHARES                                ---------------------------   ---------------------------
                         ACQUIRED ON        VALUE REALIZED
        NAME            EXERCISE (#)            ($)(1)           EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----            ------------        --------------       -----------   -------------   -----------   -------------
Gordon F. Teter......      79,720               812,179            293,852        442,069      $1,931,413     $1,421,171
R. David Thomas......           0                   N/A            365,406        332,581      $1,982,630     $1,214,812
Frederick R. Reed....           0                   N/A             25,825        126,690      $   46,209     $  133,609
Charles W. Rath......           0                   N/A             74,943         85,008      $  548,394     $  292,120
John W. Wright.......           0                   N/A             61,505         83,777      $  375,941     $  285,001

---------

(1) All values as shown are pre-tax.

(2) Based on the fiscal year-end closing price of $22.875 per share.

The Company has three retirement plans which apply to Executive Officers in addition to other Officers and/or employees. The amounts of contributions or other allocations under the Profit Sharing and Savings Plan and the Supplemental Executive Retirement Plan for each of the named Executive Officers are set forth in footnote 2 to the Summary Compensation Table (see page 8). The third retirement plan is the Company's Pension Plan. Under the Pension Plan, each participant is credited with a basic benefit of 1% of current compensation. The participant may elect to contribute 2% of current compensation on an after-tax basis. If the participant elects to contribute, then the Company contributes an additional 2.5% of compensation for participants with less than five years of service under the Pension Plan, and 3% of compensation for participants with at least five years of service. Notwithstanding the contribution rates set forth above, the maximum annual compensation amount for which contributions can be made to the Pension Plan under the Internal Revenue Code is currently $160,000. All accounts are credited with interest at an annual rate equal to the greater of 5% or the interest rate for one-year treasury bills determined at the end of the prior year, plus 1%. The estimated annual benefits payable upon retirement at normal retirement age under the Pension Plan for each of the named Executive Officers are as follows: Gordon F. Teter, $29,978; R. David Thomas, $118,246; Frederick R. Reed, $23,805; Charles W. Rath, $19,789; and John W. Wright, $25,005. The estimated annual retirement benefits assume a 7.5% interest factor and retirement at age 65.

Mr. Thomas is the sole remaining participant in a separate retirement plan, and he does not continue to accrue benefits under that plan. The estimated annual benefit payable to Mr. Thomas upon retirement under that plan is $1,600, assuming a 4% annual salary increase, a 7.25% interest factor, and retirement at age 65.

Notwithstanding anything to the contrary as set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report and the performance graph on page 14 shall not be incorporated by reference into any such filings.

--------------------------------------------------------------------------------
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Company's executive compensation policy has been "pay for performance" since well before the current popularity of that concept. In an effort to provide shareholders with a better understanding of the Company's executive compensation practices, this report provides information beyond the information required by the proxy rules of the Securities and Exchange Commission.

The Executive Officers named in the Summary Compensation Table (see page 8) have significant years of experience in the food-service industry, including over 53 years of experience in the Wendy's system. Each of those individuals possess talents and abilities which together make up a management team unique in the industry. The Company and its shareholders have benefited and continue to benefit from the skill, dedication and judgment of this team. The Committee believes that the overall compensation levels paid to the named Executive Officers reflect the performance of those individuals.

COMPENSATION PHILOSOPHY

The Company's executive compensation program is based on two objectives:

        Providing market-competitive compensation opportunities, and

        Creating a strong link between the interests of the shareholders, the Company's financial performance, and the total compensation of the Company's Executive Officers.

There are three components to the Company's executive compensation program: annual cash compensation, longer-term incentive compensation and benefits. The annual cash compensation program is comprised of base salary and annual incentive compensation. Base salary and annual incentive compensation opportunities are set by periodic comparison to external rates of pay for comparable positions within the food-service industry. The companies used for this comparison were comprised of the participants in the National Chain Restaurant Compensation Association annual survey and the same companies which comprise the "Peer Group Index" shown on the graph on page 14.

Base salary ranges are targeted at the 50th percentile of competitive data. Individual variability is based on performance and experience. Adjustments are normally considered annually, based upon general movement in external salary levels, individual performance and potential, and/or changes in the position's duties and responsibilities.

Annual incentive compensation opportunities are targeted at the 50th percentile of competitive data. The Company had three cash bonus plans which applied to Executive Officers for the 1997 fiscal year. Under the Senior Executive Earnings Maximization Plan (the "SEEMP") (which Messrs. Teter and Thomas participated in during fiscal 1997), and the Earnings Maximization Plan (the "EMP") (which other Executive Officers participated in), participants received annual incentive awards which were based on the extent to which the Company exceeded specified net income goals for the year. The net income goals for the SEEMP were established in 1994 and increase annually. The net income goals for the EMP were established in 1991 and increase annually. The goals for both plans have been specified through the Company's 1998 fiscal year. Under the Management Incentive Plan, 1997 incentive awards were based on the extent to which the Company achieved or exceeded specified earnings per share and return on assets goals for the year (excluding the effect of the non-recurring charges taken in the fourth quarter of 1997). The awards to participants under this plan were based on the payout percentages specified in the following table multiplied by the participant's base salary and the targeted bonus percentage applicable to such employee's grade (which ranged from 13% to 32% of base salary). For 1997 the Company attained between 85% and 99.9% of its earnings per share goal and between 90% and 94.9% of its return on assets goal.

                  MANAGEMENT INCENTIVE PLAN PAYOUT PERCENTAGES
      E
      A
      R
      N
      I
      N
      G
      S

      P
      E
      R

      S
      H
      A
      R
      E

% ATTAINMENT
------------
      120.0%+                          75.00%       112.50%        135.00%        142.50%        150.00%        157.50%
      110.0%-119.9%                    62.50%        93.75%        112.50%        118.75%        125.00%        131.25%
      100.0%-109.9%                    50.00%        75.00%         90.00%         95.00%        100.00%        105.00%
       85.0%- 99.9%(1)                 37.50%        56.25%         67.50%         71.25%         75.00%         78.75%
       80.0%- 84.9%                    25.00%(2)     37.50%         45.00%         47.50%         50.00%         52.50%

                                  -------------------------------------------------------------------------------------

      % ATTAINMENT                80.0%-84.9%   85.0%-89.9%    90.0%-94.9%(1) 95.0%-99.9%  100.0%-104.9%  105.0%-109.9%
      ------------


      % ATTAINMENT
      ------------
      120.0%+                            165.00%        187.50%      225.00%
      110.0%-119.9%                      137.50%        156.25%      187.50%
      100.0%-109.9%                      110.00%        125.00%      150.00%
       85.0%- 99.9%(1)                    82.50%         93.75%      112.50%
       80.0%- 84.9%                       55.00%         62.50%       75.00%
                                   -----------------------------------------
      % ATTAINMENT                 110.0%-114.9%  115.0%-119.9%       120.0%+
      ------------

                                RETURN ON ASSETS

---------

(1) Indicates percentage of attainment applicable for fiscal year 1997.

(2) Less than 80% budget attainment in either payout criteria results in a 0% bonus factor.

Total annual cash compensation may be well below the 50th percentile when target performance is not achieved. When targets are significantly exceeded, total annual cash compensation may equal or exceed the 75th percentile.

The longer-term incentive compensation program primarily consists of stock options (although one of the cash incentive award programs has a longer-term orientation, since the annual financial performance goals were established in 1991 and specified through fiscal 1998). Award opportunities under the stock option program for 1997 were set by comparison to stock option grants made to comparable positions at companies with revenues of at least $500 million within the food-service industry and other industrial companies with revenues between $1 billion and $3 billion, and were set at approximately the 75th percentile. The companies used for the food-service industry comparison were the same companies which comprise the "Peer Group Index" shown on the graph on page 14. Options are exercisable at not less than 100% of the fair market value of the Company's common shares on the date of grant. Award opportunities under the stock option program are based on a fixed number of options for each eligible employee grade. As a result, the Black-Scholes value of options awarded will increase or decrease based on how the Company's stock price has changed since the previous year's option awards (assuming that the other inputs used in the Black-Scholes calculation remain constant). The fixed number of options to be awarded will be adjusted periodically by comparison to comparable positions within the food-service industry and to other industrial companies with revenues between $1 billion and $3 billion. Grantees do not receive a benefit from stock options unless and until the market price of the Company's common shares increases. This program accomplishes the objective of linking each Executive Officer's opportunity for financial gain to increases in shareholder wealth, as reflected by the market price of the Company's common shares.

The benefits program is comprised of retirement income and group insurance plans. The objective of the program is to provide Executive Officers with reasonable and competitive levels of protection against the four contingencies (retirement, death, disability and ill health) which will interrupt the Executive Officer's employment and/or income received as an active employee. The retirement program consists of two tax-qualified plans that cover all full-time management and administrative employees, and a supplemental retirement plan which covers the Executive Officers and other Officers of the Company. Mr. Thomas is the sole remaining participant in a fourth retirement plan, and he does not continue to accrue benefits under that plan. The group insurance program consists of life, disability and health insurance benefit plans that cover all full-time management and administrative employees and the executive health care reimbursement plan, which covers Executive Officers and other Officers.

Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits a publicly-held corporation, such as the Company, from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) at the close of the corporation's fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation's fiscal year. The $1 million compensation deduction limitation does not apply to "performance-based compensation". The Company believes that compensation paid under the SEEMP and its stock option plans qualifies as "performance-based compensation" for purposes of Section 162(m).

COMPENSATION FOR CHIEF EXECUTIVE OFFICER

The Committee believes that the Company's executive compensation program has resulted in a meaningful relationship between the compensation paid to Mr. Teter and the Company's performance. Total cash compensation (salary and bonus) for Mr. Teter decreased by $116,841, or 5.7% from the prior year. The Company's net income for 1997 increased 15.7% to $180,506,000 (or $1.33 per share, diluted) from $155,948,000 (or $1.19 per share, diluted), in 1996, excluding the effect of the non-recurring charges taken in the fourth quarter of 1997. Giving effect to those charges, the Company's net income decreased 16.3% to $130,499,000 (or $0.97 per share, diluted). In order to facilitate a more long-term perspective between the Company's performance and total cash compensation paid to the Chief Executive Officer, the following table shows the correlation between changes in earnings per share (diluted) and the total cash compensation paid to the Chief Executive Officer since 1992.

                                               1993    1994    1995      1996    1997
                                               ----    ----    ----      ----    ----
Percentage change from prior year in earnings
  per share (diluted)........................  19.6%   17.9%   11.4%     35.2%   11.8%(1)
Percentage change from prior year in cash
  compensation for CEO.......................  8.0%    13.6%   1.8%(2)   33.3%   (5.7%)

---------
(1) Excludes the effect of the non-recurring charges taken in the fourth quarter of 1997. If the charges were included, this number would be (18.5%).

(2) Mr. Teter became Chief Executive Officer on January 1, 1995.

Mr. Teter's base salary rate for 1997 was targeted at the 50th percentile of competitive data. In setting Mr. Teter's base salary level, the Compensation Committee also considered Mr. Teter's vast experience in the restaurant industry, the Company's performance under his leadership since he was named Chief Executive Officer effective January 1, 1995, and the additional responsibilities he assumed when he was also named Chairman of the Board effective February 19, 1997.

An annual cash incentive award is payable under the SEEMP to Mr. Teter only if the Company achieves or exceeds specified annual net income goals. The amount of the award can increase if the Company exceeds the specified goals. Conversely, no award is payable if the Company does not achieve the specified goals. The payment to Mr. Teter for 1997 was based on the extent to which the 1997 goals were achieved after giving effect to the non-recurring charges taken in the fourth quarter. 59% of Mr. Teter's cash compensation for 1997 was incentive pay. Since the incentive award increases as the Company's performance increases, and decreases (or becomes zero) if the specified goals are not met, Mr. Teter's cash compensation is significantly affected by the Company's performance. Mr. Teter does not participate in the Management Incentive Plan.

Long-term incentives in the form of stock options were granted to Mr. Teter in 1997. Stock options were granted at 100% of the fair market value of the Company's common shares on July 30, 1997, the date of grant. Options serve to directly align Mr. Teter's interests with the interests of other shareholders, since Mr. Teter will not realize a benefit unless and until the market price of the Company's common shares increases.

The Committee considered the number of unexercised options already held by Mr. Teter and competitive practices in determining the number of options to grant in 1997. The number of options granted in 1997 to Mr. Teter was designed to approximate the 75th percentile of competitive practice for comparable positions within the food-service industry and at other industrial companies with revenues between $1 billion and $3 billion, consistent with the policy previously described.

The Committee believes that the information set forth in this report strongly supports the conclusion that Mr. Teter has been reasonably compensated for the job he has done since he became the Chief Executive Officer as well as for his assumption of additional responsibilities as Chairman of the Board. His opportunities to increase his future compensation depend on the Company's future performance and the competitive pay practices of comparable positions within the food-service industry. The compensation programs applicable to Mr. Teter have accomplished the objective of linking shareholder and financial performance to Mr. Teter's total compensation.

                                              Respectfully submitted,

                                              COMPENSATION COMMITTEE

                                              Fielden B. Nutter, Sr., Chairman
                                              Thekla R. Shackelford
                                              Janet Hill
                                              True H. Knowles

--------------------------------------------------------------------------------
COMPARISON OF FIVE-YEAR TOTAL RETURN FOR WENDY'S INTERNATIONAL, INC.,
THE PEER GROUP INDEX AND THE S&P 500 INDEX

The following graph compares the yearly percentage change in the Company's cumulative total shareholder return (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the Company's share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period) against the cumulative total return of the S&P 500 Stock Index and a peer group of other companies with restaurant operations (excluding the Company) (the "Peer Group Index").

                    COMPARISON OF FIVE-YEAR TOTAL RETURN(1)
                   FOR WENDY'S INTERNATIONAL, INC., THE PEER
                      GROUP INDEX(2) AND THE S&P 500 INDEX

       Measurement Period                                                PEER GROUP
     (Fiscal Year Covered)              WEN            S&P INDEX           INDEX
1992                                        100.00            100.00            100.00
1993                                        139.92            110.09            115.44
1994                                        117.51            111.85            108.80
1995                                        176.03            153.80            153.59
1996                                        171.99            189.56            156.75
1997                                        204.13            252.82            170.66

---------
(1) Assumes $100 invested on December 31, 1992, in Wendy's International, Inc. common shares, the Peer Group Index and the S&P 500 Index. Total return assumes dividend reinvestment.

(2) The Peer Group Index has been computed by the Company, and is comprised of the following 10 companies: Bob Evans Farms, Inc.; Brinker International, Inc.; Cracker Barrel Old Country Store; Flagstar Companies, Inc.; Foodmaker, Inc.; Host Marriott Services Corp.; McDonald's Corporation; Ruby Tuesday, Inc.; Ryan's Family Steakhouses, Inc.; and Shoney's, Inc. This Index has been weighted by market capitalization of each component company.

--------------------------------------------------------------------------------
EXECUTIVE AGREEMENTS

The Company has entered into an employment agreement ("Key Executive Agreement") with Mr. R. David Thomas. The Company has also entered into employment agreements ("New Key Executive Agreements") with Messrs. John F. Brownley, John
K. Casey, George Condos, Lawrence A. Laudick, Ronald E. Musick, Charles W. Rath, Frederick R. Reed, John T. Schuessler, Gordon F. Teter, Mrs. Kathie T. Chesnut and Mrs. Kathleen A. McGinnis. The Key Executive Agreement and the New Key Executive Agreements (collectively the "Agreements") are intended to assure the Company that it will have the continued dedication, undivided loyalty, and objective advice and counsel from these key executives in the event of a proposed transaction, or the threat of a transaction, which could result in a change of control of the Company. Mr. Casey has indicated that he expects to retire as an officer of the Company effective April 1, 1998. His New Key Executive Agreement will terminate as of the effective date of his retirement.

Messrs. Brownley, Casey, Laudick, Musick, Rath and Teter had previously entered into Key Executive Agreements with the Company. The New Key Executive Agreements were executed in 1989 with those key executives to replace and clarify certain provisions, to provide protections to both the Company and the covered executives consistent with current executive compensation practices, and to reduce the costs to the Company. Except as otherwise noted, the provisions of the New Key Executive Agreements are substantially the same as the provisions of the Key Executive Agreements.

The Agreements provide that in the event of a change of control (as defined in the respective Agreements), the key executives will be employed by the Company in their present positions for a period of approximately five years (ten years in the case of Mr. Thomas), or until the executive dies, is terminated for good cause by the Company or terminates employment himself without good reason or good cause, or, in the case of the Key Executive Agreements, reaches the normal retirement age, whichever occurs first (the "Employment Term").

In the event of a change of control, the key executives will be entitled to continue to receive during their Employment Term the annual salary, bonus and other benefits made available to them by the Company immediately prior to the change of control. The Board of Directors will review annually the performance of each key executive during such Employment Term to determine whether or not such salary and bonus should be increased.

The Agreements may be terminated for good cause by the Company as defined in the respective Agreements. If a key executive is terminated for good cause by the Company under either Agreement, the Company has no further obligation to pay any compensation or to provide benefits to the key executive.

The Key Executive Agreement may be terminated by the key executive for good cause if the Company assigns him to a position of lesser importance, the Company attempts to terminate his employment other than for good cause or the Company breaches any of its obligations under the Key Executive Agreement. The New Key Executive Agreement may be terminated by the key executive for good reason if the Company (i) changes the key executive's status, title, position or responsibilities in a way that does not represent a promotion, (ii) either reduces the key executive's base salary or provides an annual salary increase less than the increase in a defined consumer price index, (iii) requires the key executive to relocate beyond a 30 mile radius from Dublin, Ohio, (iv) takes action which results in a material reduction in compensation and benefits otherwise payable to the key executive, (v) materially breaches the Agreement, or (vi) fails to notify the key executive that a successor to the Company has agreed to perform under the Agreement.

If the Key Executive Agreement is terminated by the key executive for good cause, the Company is obligated to continue to pay the compensation and to provide the benefits to the key executive for the remainder of the Employment Term, subject to offset for any compensation earned by the key executive from subsequent employment. If the New Key Executive Agreement is terminated by the key executive for good reason, the Company will be obligated to make a lump-sum payment to the key executive of three times the sum of such executive's current salary plus average annual bonuses over the prior three years (or the term of employment, if less than three years). The lump-sum payment will not be subject to offset. If a key executive terminates a New Key Executive Agreement for good reason, such key executive will also be entitled to (i) continuation of group insurance benefits for three years, subject to offset for any benefits from subsequent employment, if any, (ii) purchase his or her Company automobile at the then-current book value, and (iii) a lump-sum payment equal to the present value of accrued retirement benefits after adding three additional years of benefit accrual, reduced by any vested benefits. In addition, any awards granted under all long-term incentive plans of the Company (including, without limitation, options granted under the Company's stock option plans) will become immediately vested.

The New Key Executive Agreements with Messrs. Casey and Musick will also require the Company to gross-up the payments made under such Agreements to permit these key executives to receive a net amount (after taxes) equal to what would have been received had no excise tax been imposed. The amounts paid to the other key executives who are parties to the New Key Executive Agreements will be subject to a maximum benefit where such payment results in an excise tax liability to the individual. In such case, the amount otherwise payable to such individual will be reduced if, and to the extent that, such reduction will entitle the executive to a larger net benefit, taking into account the payment of any excise tax.

The Company has established a benefits protection trust to provide for the payment of benefits to the key executives and to provide for the payment of any legal fees or expenses incurred by such key executives in enforcing their rights under the Agreements.

The Company entered into an Agreement with Gordon F. Teter in March, 1995. Mr. Teter became Chief Executive Officer (in addition to retaining his titles of President and Chief Operating Officer) on January 1, 1995. The Agreement recognizes the significant professional and personal contributions Mr. Teter has made to the successful operation and recognized good will and reputation of the Company. If Mr. Teter ceases to be actively employed by the Company after attaining age 62 and before attaining age 65 (the "Transition Date"), the Agreement provides for the continuation of Mr. Teter's salary at the rate of his highest annual base salary in effect at any time during the five-year period preceding the date of his termination of employment. The salary continuation benefits will end on the earliest of (i) 24 months after termination of active employment, (ii) death, or (iii) attainment of age 65. Until the salary continuation period expires, Mr. Teter will continue to participate in the other employee benefit plans and programs of the Company, except that Mr. Teter will not receive any further stock options or other stock-based awards, Mr. Teter will only be entitled to receive a pro-rated bonus under the annual cash bonus plan in effect for the year in which his active employment terminates, and any benefits Mr. Teter receives from the Company's short-term or long-term disability plans will offset amounts otherwise payable under the Agreement.

If Mr. Teter's active employment is terminated prior to his attainment of age 62 for any reason other than by reason of his voluntary termination of employment, death or termination for "cause" as defined in the Agreement, the Agreement provides for the continuation of Mr. Teter's salary for 24 months at the rate in effect at the time his active employment is terminated. During such period, Mr. Teter will continue to participate in certain of the Company's employee benefit plans in which he was a participant immediately preceding the date his active employment terminated, receive a pro-rated bonus under the Company's annual cash bonus plan then in effect for the fiscal year in which his active employment is terminated, and receive payment for any accrued, unused vacation for the year in which his termination of active employment occurs. Any benefits Mr. Teter receives under the Company's short-term or long-term disability plans will be offset against amounts otherwise payable under this provision. In the event Mr. Teter accepts other employment while he is receiving benefits under this provision of the Agreement, he will be required to accept a lump-sum payment representing the balance of the salary continuation payments otherwise due, and the other benefits described in this paragraph will immediately terminate. Mr. Teter's right to receive the benefits described in this paragraph is conditioned upon his execution of a general release in favor of the Company at the time his active employment is terminated.

The Agreement with Mr. Teter also provides for a non-qualified supplemental retirement benefit. Under the Company's existing retirement plans, Mr. Teter would be entitled to retirement benefits as set forth in footnote 2 to the Summary Compensation Table on page 8 and the Pension Plan benefit estimated on page 10. Those plans are designed to provide a full benefit based on payments beginning at age 65 and the employee's continuing employment with the Company or its subsidiaries until age 65. The Agreement establishes a supplemental account intended to provide full retirement benefits at age 62 rather than age 65 and which recognizes compensation earned until the actual date of termination of employment. Each year until the year in which the Transition Date occurs (or, if Mr. Teter's employment terminates before he attains age 62, the year preceding the year in which his employment terminates), the supplemental account will be credited in an amount determined by actuarial calculation to result in the intended retirement benefits. The supplemental account will be credited with an additional amount equal to .8% of Mr. Teter's compensation for each such year until termination of employment. This additional credit is intended to provide funds which Mr. Teter could use to purchase retiree health insurance upon his termination of employment and the expiration of the salary continuation period. The supplemental account will also be credited with interest at the rate at which interest is credited under the Company's qualified pension plan which applies to Mr. Teter and all of the Company's other eligible employees.

Mr. Teter can elect whether to take the retirement benefit from the supplemental account as a lump-sum distribution or over a period not exceeding the joint and last survivor life expectancies of Mr. Teter and his wife (if Mr. Teter is married at the time of his election).

If Mr. Teter ceases to be actively employed by the Company after attaining age 62 and before attaining age 65, the Agreement provides that (i) Mr. Teter will make himself available to provide advice and counsel to the Company upon request during the salary continuation period; (ii) the Company may require Mr. Teter to return to active employment for up to 12 months under certain conditions; and
(iii) Mr. Teter is prohibited from competing against the Company during the salary continuation period. If Mr. Teter's employment with the Company is terminated before he attains age 62, he is prohibited from competing against the Company for two years following the date of his termination of employment. The Agreement further provides that Mr. Teter will not be entitled to receive any payments or benefits specified in the Agreement in the event he violates his obligations under the Agreement or if his employment is terminated for "cause" as defined in the Agreement.

If Mr. Teter's employment is terminated after he attains age 62 under circumstances which entitle him to receive benefits under his Key Executive Agreement, no salary continuation payments (or further salary continuation payments in the event such payments have already commenced) will be paid under the Agreement unless Mr. Teter waives all rights to any payments or benefits under the Key Executive Agreement.

--------------------------------------------------------------------------------
CERTAIN TRANSACTIONS INVOLVING MANAGEMENT

Melinda Morse, the daughter of R. David Thomas, is a 49% shareholder in a corporation which owns the right to operate five Wendy's Old Fashioned Hamburgers restaurants in Texas. Mrs. Morse serves as a co-Franchise Owner with the corporation and her husband under the applicable Restaurant Franchise and Unit Franchise Agreements with the Company. In the opinion of the Company, the terms of these franchises are no less favorable than the Company could have obtained from unrelated third parties.

The Company has proposed to purchase all five of the Wendy's Old Fashioned Hamburgers restaurants from Mr. and Mrs. Morse and their corporation. If this transaction is consummated as proposed, the Company would acquire the right to operate the restaurants and ownership of the equipment for $3 million. The Company would lease the real estate for 7% of sales. The Company would also have the option to purchase the real estate after the eleventh lease year for $3 million, and the sellers would have an option to require the Company to purchase the real estate through and including the fifth lease year for $3 million. The purchase price for this proposed transaction was determined by George Condos, Executive Vice
President -- Development, in conjunction with financial management of the Company, based on the valuation method the Company generally uses for acquisitions of restaurants from franchisees. In the opinion of the Company, the terms of this proposed transaction would be no less favorable than the Company could obtain from unrelated third parties. The transaction would be subject to the execution of definitive agreements and the satisfaction of customary conditions.

John J. Casey and Kevin B. Casey, the sons of John K. Casey, are each a 26% shareholder of J.K.C. Wen, L.C., which owns the right to operate ten Wendy's Old Fashioned Hamburgers restaurants in Florida. A third shareholder, who is unrelated to the Caseys, owns the remaining 48% of the corporation. John J. Casey and Kevin B. Casey serve as co-Franchise Owners with the corporation under the applicable Unit Franchise Agreements with the Company. In the opinion of the Company, the terms of these franchises are no less favorable than the Company could have obtained from unrelated third parties. John K. Casey retired as a Director of the Company effective February 21, 1998. He was Vice Chairman and Chief Financial Officer of the Company until April 1, 1997. He is currently Vice President and Senior Advisor. Mr. Casey has indicated that he expects to retire from this position effective April 1, 1998.

--------------------------------------------------------------------------------
SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Directors have selected Coopers & Lybrand L.L.P. as the independent public accountants of the Company for the current fiscal year. Management recommends that the shareholders ratify the selection. This firm has audited the Company's financial statements for each of the last 28 years. Management expects that representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the common shares represented in person or by proxy is necessary to ratify the selection of the Company's independent public accountants. Under Ohio law and the Company's Regulations, abstentions and broker non-votes are counted as present; the effect of an abstention or broker non-vote on this proposal is the same as a "no" vote. Unless otherwise indicated, the persons named in the Proxy will vote all Proxies in favor of ratifying the selection of independent public accountants.

--------------------------------------------------------------------------------
OTHER MATTERS

SHAREHOLDER PROPOSALS

In order to be considered for inclusion in the proxy statement distributed to shareholders prior to the Annual Meeting in 1999 a shareholder proposal must be received by the Company no later than November 11, 1998. Written requests for inclusion should be addressed to: Corporate Secretary, P. O. Box 256, Dublin, Ohio 43017-0256. It is suggested that you mail your proposal by certified mail, return receipt requested.

A COPY OF FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE SENT TO ANY SHAREHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO INVESTOR RELATIONS DEPARTMENT, P. O. BOX 256, 4288 WEST DUBLIN-GRANVILLE ROAD, DUBLIN, OHIO 43017-0256.

Management knows of no other business which may be properly brought before the Annual Meeting of Shareholders. However, if any other matters shall properly come before such meeting, it is the intention of the persons named in the enclosed form of Proxy to vote such Proxy in accordance with their best judgment on such matters.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL IN, SIGN AND RETURN THE PROXY IN THE ENCLOSED STAMPED, SELF-ADDRESSED ENVELOPE.

By order of the Board of Directors.

                                       /s/ Frederick R. Reed

                                           FREDERICK R. REED
                                               Secretary

                       MAP TO WENDY'S INTERNATIONAL, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                                 COLUMBUS, OHIO

                             MAP TO WENDY'S MEETING

                           WEDNESDAY, APRIL 29, 1998
                          MEETING BEGINS AT 10:00 A.M.
                            DOORS OPEN AT 9:30 A.M.

                             ALADDIN SHRINE TEMPLE
                               3850 STELZER ROAD
                               COLUMBUS, OH 43219
                                 (614) 475-2609
                  FOR FURTHER INFORMATION, CALL 1-800-443-7266
                          AND ASK FOR EXTENSION 3251.

                                 [WENDY'S LOGO]



Dear Wendy's Shareholder:

You are invited to join our directors and management at the Annual Meeting of Shareholders of Wendy's International, Inc. The meeting will be held at the Aladdin Shrine Temple, 3850 Stelzer Road, Columbus, Ohio 43219, on Wednesday, April 29, 1998, beginning at 10 a.m.

We will elect directors, ratify the selection of independent public accountants and transact such other business as may properly come before the meeting. We will also give you an overview on our growth strategy with Wendy's and Tim Hortons restaurants. And, Wendy's Senior Chairman of the Board and Founder Dave Thomas plans to attend the meeting. We hope you will be able to join us.

It is important that your shares be voted whether or not you plan to be present at the meeting. You should specify your choices by marking the appropriate boxes on the proxy form, and date, sign and return your proxy form in the enclosed envelope as promptly as possible. If you date, sign and return your proxy form without specifying your choices, your shares will be voted in accordance with the recommendations of Wendy's directors.

Sincerely,

/s/ GORDON F. TETER

Chairman, Chief Executive Officer and President


                 PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED
--------------------------------------------------------------------------------

    PLEASE MARK YOUR
/X/ VOTE AS THIS
    EXAMPLE
                FOR   WITHHELD                                                                               FOR   AGAINST   ABSTAIN
1. ELECTION OF  / /     / /     Nominees: R. David Thomas, Ernest S.    2. APPROVAL OF INDEPENDENT PUBLIC    / /     / /       / /
   DIRECTORS                    Hayeck, Janet Hill, True H.                ACCOUNTANTS
                                Knowles and Paul D. House

FOR, except vote withheld from the following nominee(s):                3. IN THEIR DISCRETION, THE PROXIES
                                                                           ARE AUTHORIZED TO VOTE ON SUCH
----------------------------------------------------------------           OTHER BUSINESS AS MAY PROPERLY
The Board of Directors recommend a vote FOR the nominees and FOR           COME BEFORE THE MEETING
proposal 2.

                                                                                                                   Change of
                                                                                                            Address/comments   / /
                                                                                                             on reverse side

                                                                                          I plan to            I do not plan
                                                                                         attend the   / /      to attend the   / /
                                                                                            meeting                  meeting

SIGNATURE(S)                                                                DATE
              --------------------------------------------------------------     --------------------

NOTE:    PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS
         ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. I
         HEREBY REVOKE ALL PROXIES HERETOFORE GIVEN BY ME TO VOTE AT SAID MEETING OR ANY ADJOURNMENTS
         THEREOF.

                           WENDY'S INTERNATIONAL, INC.

         PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS OF THE COMPANY
                        FOR ANNUAL MEETING APRIL 29, 1998

The undersigned hereby constitutes and appoints R. David Thomas, Gordon F. Teter and Frederick R. Reed, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of Wendy's International, Inc. to be held at the Aladdin Shrine Temple, 3850 Stelzer Road, Columbus, Ohio 43219, on Wednesday, April 29, 1998, and at any adjournments thereof, on all matters coming before said meeting.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS.

COMMENTS:  (Change of address)


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
              (IF YOU HAVE WRITTEN IN THE ABOVE SPACE, PLEASE MARK
             THE CORRESPONDING BOX ON THE REVERSE SIDE OF THE CARD)

                                                                      ---------
                                                                        SEE
                                                                       REVERSE
                                                                        SIDE
                                                                      ---------